Exhibit 99.1

CPSI Announces First Quarter 2020 Results

Highlights for First Quarter 2020:

  Revenues of $69.8 million;
  GAAP net income of $4.1 million and non-GAAP net income of $8.5 million;
  Adjusted EBITDA of $11.9 million;
  Cash provided by operations of $7.6 million;
  GAAP earnings per diluted share of $0.28 and non-GAAP earnings per diluted share of $0.61; and
  Quarterly dividend of $0.10 per share.
  Guidance is withdrawn due to the uncertainty created by the COVID-19 pandemic.

MOBILE, Ala.--(BUSINESS WIRE)--May 5, 2020--CPSI (NASDAQ: CPSI), a community healthcare solutions company, today announced results for the first quarter ended March 31, 2020.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.10 per share, payable on May 29, 2020 to stockholders of record as of the close of business on May 15, 2020.

Total revenues for the first quarter ended March 31, 2020, were $69.8 million, compared with total revenues of $69.1 million for the prior-year first quarter. GAAP net income for the quarter ended March 31, 2020, was $4.1 million, or $0.28 per diluted share, compared with $3.4 million, or $0.24 per diluted share, for the quarter ended March 31, 2019. Cash provided by operations for the first quarter of 2020 was $7.6 million, compared with $7.9 million for the prior-year period.

“CPSI had a solid first-quarter performance despite the challenging environment we faced beginning in mid-March due to the widespread effects of the COVID-19 pandemic,” said Boyd Douglas, president and chief executive officer of CPSI. “We were fortunate to enter this unprecedented period with positive momentum and a strong financial position. Those advantages have allowed continued execution on our long-term strategy and provided our healthcare clients with timely, innovative, and uninterrupted solutions, services and support. Though the uncertainty surrounding the scale and duration of the pandemic’s impact has led us to withdraw guidance, this crisis is demonstrating the exceptional value our people and our products deliver to our communities, which our clients have come to depend on.

“Without question, the COVID-19 pandemic has highlighted the critical need for quality healthcare in the communities we serve. We commend the heroic efforts of healthcare workers on the front lines in community hospitals and healthcare facilities across the country. Fortunately, many of these providers are now receiving emergency government funding through the CARES Act to ensure they can continue to operate and meet the demands of an increased workload. The subsequent supplemental funding through the Paycheck Protection Program and Healthcare Enhancement Act included an additional $10 billion targeted specifically to rural hospitals and clinics. As a result, the average rural hospital is expected to receive a total of approximately $3.6 million in direct financial relief, starting this week, with no application process or repayments. While these funds will certainly help mitigate the financial pressures our clients face, the clinical and operational challenges remain immense.

“CPSI has been focused on helping our clients respond to this crisis with the resources and support to safely and effectively manage fluctuating patient volumes, provide treatment or testing for COVID-19, and deliver ongoing patient care. We have provided a COVID-19 Resource webpage and offered webinars to help providers navigate rapidly changing information. In late March, we began offering our CPSI COVID-19 Toolkit, which includes a screening for assessments based on CDC guidelines, live care escalation to an agent, and video chat to support virtual care. The CPSI COVID-19 Tool Kit is offered at no charge to healthcare providers and their clinicians to help them safely and proactively engage with their communities, and over 200 of our clients are actively using this product. And, in early April, we introduced a telehealth solution, TalkWithYourDoc.com, to enable providers and patients to connect in a safe manner. This product is free to all providers for the remainder of 2020, and to date over 150 customers have selected TalkWithYourDoc.com as their telehealth platform.

“Our top priority is the safety of our employees and those we serve. We are delivering the same high level of customer support and training on a remote basis, including implementations. We will continue to leverage these capabilities to support our clients, especially as they begin to resume services that have been suspended. Across the CPSI companies, we have a shared commitment to do everything possible to ensure our communities have access to safe, quality healthcare,” added Douglas.

Commenting on the Company’s financial performance for the quarter, Matt Chambless, chief financial officer of CPSI, stated, “We were pleased with our performance for the first quarter, particularly against the backdrop of deteriorating market conditions at the end of the period. Our continued focus on managing our costs is reflected in our overall profitability and margin improvement for the quarter. Total bookings were up 39 percent over the same period last year despite the challenges posed by the COVID-19 pandemic. This growth was led by TruBridge, our services business, which posted over $9.5 million in bookings for the first quarter, more than double the same period last year. Those bookings included a meaningful contribution from nTrust, our Software as a Service (SaaS) offering that combines our acute or post-acute care EHR with revenue cycle management (RCM) solutions from TruBridge. The greater contribution from nTrust is consistent with our planned shift in software and support revenues from a license to a SaaS model and our continued emphasis on recurring revenue growth as we work to build a more stable and predictable business.

“Looking ahead, the COVID-19 pandemic has created significant uncertainty for our customers. While our software and services are mission-critical for their businesses, an overwhelming majority of our TruBridge services generate revenue based on customer volumes, which have become unpredictable due to COVID-19. As a result, we cannot reasonably estimate the impact the pandemic will have on our operating and financial results and are withdrawing the previously issued financial guidance for 2020, as well as the three-year annual organic recurring revenue growth range and related guidance provided in our press release dated February 11, 2020. Despite the uncertainty, we continue to generate cash to further bolster our strong balance sheet, which provides sufficient capital to support our business and pursue our long-term strategic initiatives,” added Chambless.

CPSI will hold a live webcast to discuss first quarter 2020 results today, Tuesday, May 5, 2020, at 4:30 p.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals, their clinics and post-acute care facilities. Founded in 1979, CPSI is the parent of four companies – Evident, LLC, American HealthTech, Inc., TruBridge, LLC, and iNetXperts, Corp. d/b/a Get Real Health. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions for community hospitals and their affiliated clinics. American HealthTech is one of the nation’s largest providers of EHR solutions and services for post-acute care facilities. TruBridge focuses on providing business, consulting and managed IT services, along with its complete RCM solution, for all care settings. Get Real Health focuses on solutions aimed at improving patient engagement for individuals and healthcare providers. For more information, visit www.cpsi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, leverage ratio, margins, costs, expenditures, cash flows, growth rates, the Company’s level of recurring and non-recurring revenue and backlog, the Company’s shareholder returns and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: the global pandemic related to the novel coronavirus COVID-19, including the size and breadth of this pandemic, which could decrease our hospital customers’ patient volumes and negatively impact our variable revenues, gross margins and income and negatively impact new EHR system installations; federal, state and local government actions to address and contain the impact of COVID-19 and their impact on us and our hospital clients; operational disruptions and heightened cybersecurity risks due to a significant percentage of our workforce working remotely; overall business and economic conditions affecting the healthcare industry, including the effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; government regulation of our products and services and the healthcare and health insurance industries, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; saturation of our target market and hospital consolidations; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; our substantial indebtedness, and our ability to incur additional indebtedness in the future; our potential inability to generate sufficient cash in order to meet our debt service obligations; restrictions on our current and future operations because of the terms of our senior secured credit facilities; market risks related to interest rate changes; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; failure of our products to function properly resulting in claims for medical and other losses; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases free of undetected errors or problems; failure to convince customers to migrate to current or future releases of our products; interruptions in our power supply and/or telecommunications capabilities, including those caused by natural disaster; our ability to attract and retain qualified client service and support personnel; failure to properly manage growth in new markets we may enter; misappropriation of our intellectual property rights and potential intellectual property claims and litigation against us; changes in accounting principles generally accepted in the United States; significant charges to earnings if our goodwill or intangible assets become impaired; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Relative to our dividend policy, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our leverage, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Income (In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Sales revenues:
System sales and support	$41,186	$43,247
TruBridge	28,571	25,894
Total sales revenues	69,757	69,141

Costs of sales:
System sales and support	18,587	18,337
TruBridge	15,057	13,689
Total costs of sales	33,644	32,026

Gross profit	36,113	37,115

Operating expenses:
Product development	8,271	9,228
Sales and marketing	6,997	7,492
General and administrative	11,847	11,824
Amortization of acquisition-related intangibles	2,866	2,523
Total operating expenses	29,981	31,067

Operating income	6,132	6,048

Other income (expense):
Other income	362	248
Interest expense	(1,179)	(1,804)
Total other expense	(817)	(1,556)

Income before taxes	5,315	4,492
Provision for income taxes	1,225	1,048
Net income	$4,090	$3,444

Net income per common share – basic and diluted	$0.28	$0.24

Weighted average shares outstanding used in per common share computations – basic and diluted	13,904	13,656

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (In thousands, except per share data)

	March 31, 2020	Dec. 31, 2019
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,280	$7,357
Accounts receivable, net of allowance for doubtful accounts of $2,064 and $2,078, respectively	38,241	38,819
Financing receivables, current portion, net	12,175	12,032
Inventories	1,365	1,426
Prepaid income taxes	1,208	1,337
Prepaid expenses and other	6,606	5,861
Total current assets	63,875	66,832

Property and equipment, net	13,294	11,593
Software development costs, net	883	-
Operating lease assets	7,522	7,800
Financing receivables, net of current portion	17,794	18,267
Other assets, net of current portion	2,105	1,771
Intangible assets, net	80,244	83,110
Goodwill	150,216	150,216
Total assets	$335,933	$339,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,010	$8,804
Current portion of long-term debt	8,430	8,430
Deferred revenue	7,807	8,628
Accrued vacation	4,649	4,301
Other accrued liabilities	8,714	11,767
Total current liabilities	38,610	41,930

Long-term debt, less current portion	93,325	99,433
Operating lease liabilities, net of current portion	5,950	6,256
Deferred tax liabilities	8,688	7,623
Total liabilities	146,573	155,242

Stockholders’ Equity
Common stock, $0.001 par value; 30,000 shares authorized; 14,512 and 14,356 shares issued and outstanding	15	14
Additional paid-in capital	176,975	174,618
Retained earnings	12,370	9,715
Total stockholders’ equity	189,360	184,347
Total liabilities and stockholders’ equity	$335,933	$339,589

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net income	$4,090	$3,444
Adjustments to net income:
Provision for bad debt	999	1,207
Deferred taxes	1,065	854
Stock-based compensation	2,358	2,436
Depreciation	420	361
Amortization of acquisition-related intangibles	2,866	2,523
Amortization of software development costs	38	-
Amortization of deferred finance costs	86	86
Changes in operating assets and liabilities:
Accounts receivable	(88)	(156)
Financing receivables	(4)	183
Inventories	62	(251)
Prepaid expenses and other	(1,079)	(772)
Accounts payable	206	1,239
Deferred revenue	(821)	698
Other liabilities	(2,732)	(3,808)
Income taxes payable	128	(156)
Net cash provided by operating activities	7,594	7,888

Investing activities:
Investment in software development	(921)	-
Purchases of property and equipment	(2,120)	(473)
Net cash used in investing activities	(3,041)	(473)

Financing activities:
Dividends paid	(1,436)	(1,422)
Payments of long-term debt principal	(2,194)	(7,110)
Proceeds from revolving line of credit	(4,000)	-
Payments of contingent consideration	-	(206)
Net cash used in financing activities	(7,630)	(8,738)

Net decrease in cash and cash equivalents	(3,077)	(1,323)

Cash and cash equivalents, beginning of period	7,357	5,732
Cash and cash equivalents, end of period	$4,280	$4,409

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information Consolidated Bookings (In thousands)

	Three Months Ended March 31,
	2020	2019
System sales and support (1)	$9,832	$9,716
TruBridge (2)	9,511	4,228
Total	$19,343	$13,994
(1)	Generally calculated as the total contract price (for system sales) and annualized contract value (for support).
(2)	Generally calculated as the total contract price (for non-recurring, project-related amounts) and annualized contract value (for recurring amounts).

Bookings Composition (In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
System sales and support
Included in period’s revenues	$906	$874
Non-subscription sales (1)	7,518	7,269
Subscription revenue (2)	1,408	1,573
TruBridge
Net new (3)	2,447	651
Cross-sell (3)	7,064	3,577
Total	$19,343	$13,944
(1)	Represents nonrecurring revenues that generally exhibit a timeframe for bookings-to-revenue conversion of five to six months following contract execution.
(2)

Represents recurring revenues to be recognized on a monthly basis over a weighted-average contract period of five years, with a start date in the next 12 months and an average timeframe for commencement of bookings-to-revenue conversion of five to six months following contract execution.

(3)

“Net new” represents bookings from outside the Company’s core EHR client base, and “Cross-sell” represents bookings from existing EHR customers. In each case, generally comprised of recurring revenues to be recognized ratably over a one-year period and an average timeframe for commencement of bookings-to-revenue conversion of four to six months following contract execution.

Acute Care EHR Net New License Mix
	Three Months Ended March 31,
	2020	2019
SaaS (1)	8	1
Perpetual license (2)	1	3
Total	9	4
(1)	Exhibit revenue attribution that is recurring in nature.
(2)	Exhibit revenue attribution that is nonrecurring in nature.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Reconciliation of Non-GAAP Financial Measures (In thousands)

Adjusted EBITDA	Three Months Ended March 31,
	2020	2019
Net income, as reported	$4,090	$3,444
Depreciation expense	420	361
Amortization of software development costs	38	-
Amortization of acquisition-related intangible assets	2,866	2,523
Stock-based compensation	2,358	2,437
Severance and other nonrecurring charges	55	1,173
Interest expense and other, net	817	1,556
Provision for income taxes	1,225	1,048
Adjusted EBITDA	$11,869	$12,542

The performance measure of Adjusted EBITDA, as presented above, excludes the cash benefits derived from the utilization of net operating loss carryforwards acquired in the Company’s acquisition of Healthland in 2016 (“NOL Utilization.”) However, NOL Utilization is included as an adjustment to net income in order to calculate Consolidated EBITDA per the terms of our credit facility. NOL Utilization was approximately $0.8 million for each of the three months ended March 31, 2020 and March 31, 2019.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Reconciliation of Non-GAAP Financial Measures (In thousands, except per share data)

Non-GAAP Net Income and Non-GAAP Earnings Per Share (“EPS”)	Three Months Ended March 31,
	2020	2019
Net income, as reported	$4,090	$3,444
Pre-tax adjustments for Non-GAAP EPS:
Amortization of acquisition-related intangible assets	2,866	2,523
Stock-based compensation	2,358	2,437
Severance and other nonrecurring charges	55	1,173
Non-cash interest expense	86	86
After-tax adjustments for Non-GAAP EPS:
Tax-effect of pre-tax adjustments, at 21%	(1,127)	(1,306)
Tax shortfall from stock-based compensation	128	82
Non-GAAP net income	$8,456	$8,439
Weighted average shares outstanding, diluted	13,904	13,656
Non-GAAP EPS	$0.61	$0.62

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures that are prepared in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management uses these non-GAAP financial measures in order to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. In addition, management understands that some investors and financial analysts find these non-GAAP financial measures helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

As such, to supplement the GAAP information provided, we present in this press release the following non‑GAAP financial measures: Adjusted EBITDA, Non-GAAP net income, and Non-GAAP earnings per share (“EPS”).

We calculate each of these non-GAAP financial measures as follows:

  Adjusted EBITDA – Adjusted EBITDA consists of GAAP net income (loss) as reported and adjusts for (i) depreciation; (ii) amortization of software development costs; (iii) amortization of acquisition-related intangible assets; (iv) stock-based compensation; (v) severance and other non-recurring expenses; (vi) interest expense and other, net; and (vii) the provision for income taxes.
  Non-GAAP net income – Non-GAAP net income consists of GAAP net income (loss) as reported and adjusts for (i) amortization of acquisition-related intangible assets; (ii) stock-based compensation; (iii) severance and other non-recurring expenses; (iv) non-cash charges to interest expense; and (v) the total tax effect of items (i) through (vi). Adjustments to Non-GAAP net income also include the after-tax effect of the shortfall from stock-based compensation, recent tax reform legislation, and changes in valuation allowances for certain state NOLs acquired in the Healthland acquisition.
  Non-GAAP EPS – Non-GAAP EPS consists of Non-GAAP net income, as defined above, divided by weighted average shares outstanding (diluted) in the applicable period.

Certain of the items excluded or adjusted to arrive at these non-GAAP financial measures are described below:

  Amortization of software development costs – Amortization of software development costs is a non-cash expense resulting from the application of U.S. GAAP to our product development expenditures, which requires capitalization of expenditures meeting certain defined criteria which are then amortized over the estimated useful life of the related assets. We exclude amortization expense related to capitalized software development costs from non-GAAP financial measures because we believe the amount of such expenses in any period may not directly correlate with the underlying performance of our business operations.
  Amortization of acquisition-related intangible assets – Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. We exclude acquisition-related amortization expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.
  Stock-based compensation – Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. We exclude stock-based compensation expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.
  Severance and other non-recurring expenses – Non-recurring expenses relate to certain severance and other charges incurred in connection with activities that are considered one-time. We exclude non-recurring expenses and transaction-related costs from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Non-cash charges to interest expense and other – Non-cash charges to interest expense and other includes amortization of deferred debt issuance costs. We exclude non-cash charges to interest expense and other from non-GAAP financial measures because we believe these non-cash amounts relate to specific transactions and, as such, may not directly correlate to the underlying performance of our business operations.
  Tax shortfall (excess tax benefit) from stock-based compensation – ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, became effective for the Company during the first quarter of 2017 and changes the treatment of tax shortfall and excess tax benefits arising from stock-based compensation arrangements. Prior to ASU 2016-09, these amounts were recorded as an increase (for excess benefits) or decrease (for shortfalls) to additional paid-in capital. With the adoption of ASU 2016-09, these amounts are now captured in the period’s income tax expense. We exclude this component of income tax expense from non-GAAP financial measures because we believe (i) the amount of such expenses or benefits in any specific period may not directly correlate to the underlying performance of our business operations; (ii) such expenses or benefits can vary significantly between periods as a result of the valuation of grants of new stock-based awards, the timing of vesting of awards, and periodic movements in the fair value of our common stock; and (iii) excluding these amounts assists in the comparability between current period results and results during periods prior to the adoption of ASU 2016-09.
  Tax reform effects – The enactment of the Tax Cuts and Jobs Act on December 22, 2017 resulted in a one-time adjustment to deferred tax positions carried on our balance sheet to reflect the reduced federal tax rate at which these temporary items are expected to reverse, with a resulting non-recurring impact to that period’s income tax expense. We exclude tax reform’s effects on income tax expense from non-GAAP net income because we believe such amounts (i) are nonrecurring in nature and (ii) are not indicative of that period’s underlying performance or ongoing operations.
  Valuation allowance for state NOLs – As part of the Healthland acquisition, we acquired certain state NOLs for which a valuation allowance was established in purchase accounting related to states which do not permit consolidated returns and for which projected taxable income results in a conclusion that some of these NOLs will expire unused. We exclude the impact on our periodic income tax expense arising from changes in these valuation allowances as we believe such amounts (i) are nonrecurring in nature and (ii) are not indicative of that period’s underlying performance or ongoing operations.

Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance. In addition, management may use Adjusted EBITDA, Non-GAAP net income and/or Non-GAAP EPS to measure the achievement of performance objectives under the Company’s stock and cash incentive programs. Note, however, that these non-GAAP financial measures are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Additionally, there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of the non-GAAP financial measures presented in this press release. Investors and potential investors are encouraged to review the “Unaudited Reconciliation of Non-GAAP Financial Measures” above.

Contacts

Tracey Schroeder
Chief Marketing Officer
Tracey.schroeder@cpsi.com
(251) 639-8100